Exhibit 10.1

AMENDED AND RESTATED MEMORANDUM OF UNDERSTANDING ON

THE JOB SECURITY PLAN

YRC Inc., USF Holland, Inc. and New Penn Motor Express, Inc. (each “the Employer”) and the Teamsters National Freight Industry Negotiating Committee (“TNFINC”) of the International Brotherhood of Teamsters (the “IBT”, the “Teamsters” or the “Union”) hereby establish this Second Amended and Restated Job Security Plan (this “Revised Plan”) for the benefit of all of their employees. This Revised Plan has been developed for the express purpose of allowing the Employer the ability to compete and provide job security for Teamster bargaining unit employees. This Revised Plan is not, and is not intended to be, a plan that the Employee Retirement Income Security Act of 1974, as amended, governs; rather, this Revised Plan is an amendment to the NMFA (defined below) that the parties have referred to as the Revised Plan. As used in this Revised Plan, “NMFA” means collectively the 2008-2013 National Master Freight Agreement and its applicable supplemental agreements.

1. Employee Participation. During the period in which this Revised Plan is effective (as set forth in Section 5), each IBT bargaining unit, full-time employee of the Employer shall participate in the Revised Plan. For purposes of the Plan, unless expressly stated to the contrary, the term “employee” means an IBT bargaining unit employee who is on the seniority list and is scheduled to perform work for the Employer when called, including a probationary employee, a regular employee on lay off status and casuals, and including employees who work on a percentage basis less than 40 hours per week.

2. Non-Permanent Pension Contribution Termination and Deferral.

(a) Notwithstanding any other provision of this Revised Plan, the obligation of the Employers to contribute to the Pension Funds covered by the NMFA (“Funds”) shall cease effective July 1, 2009 through December 31, 2010 (“Non-Permanent Pension Contribution Termination Period”). During the Non-Permanent Pension Contribution Termination Period, each Employer may terminate its participation in the multi-employer pension funds (each a “Fund”) in which it participates; it being understood that such termination shall result in the cessation of any accruals of benefits for the months in the Non-Permanent Pension Contribution Termination Period; it being further understood that the Employers shall not be required to provide contributions to these Funds for the Non-Permanent Pension Contribution Termination Period. At the end of the Non-Permanent Pension Contribution Termination Period, each Employer shall resume its participation in those Funds by resuming pension contributions. The parties agree that on this basis, the Employers intend to continue their participation in each Fund. To the extent consent is necessary, TNFINC and each Employer consent to actions by Fund trustees to reduce pension accruals to zero during the Non-Permanent Pension Contribution Termination Period. TNFINC and each Employer agree to use their respective reasonable best efforts to encourage the trustees of each Fund to enter into a reasonably acceptable Non-Permanent Pension Contribution Termination Period Agreement, which shall avoid any debt or accumulated pension obligations of the Employers. The obligation of the Employers to contribute to the Funds shall resume effective January 1, 2011 or earlier if the Employers satisfy certain financial benchmarks established by the Subcommittee (defined in Section 13). The resumption of the Employers’ obligation to contribute to the Funds shall be at rates, terms and conditions approved by the Funds.

(b) It is hereby acknowledged that the Employers have deferred contributions to Funds and expect to defer such contributions with respect to hours worked until immediately prior to the beginning of the Non-Permanent Pension Contribution Termination Period. To the extent any of those deferrals occurred before or occur after the Effective Date and the respective applicable Funds and Employers enter into deferral agreements, the Employers shall not be in breach of the NMFA (as amended by this Revised Plan), and no legal, strike (pursuant to Article 8, Section 3(b) of the NMFA) or other action shall be taken against Employers so long as Employers are not materially in default of the deferral agreements and related documents (as they may be amended from time to time). If an Employer is in material default of a deferral agreement or related document, before any legal, strike or other action is taken against Employer, the Subcommittee (defined in Section 13) must provide written notice to the Employer, and the Employer shall have 30 days to cure the default. If the default is cured, any applicable legal, strike or other action shall be rescinded or dismissed, and TNFINC shall use its reasonable best efforts to ensure that any such action is rescinded or dismissed. If prior to the Effective Date, a Fund terminated an Employer, the Employer shall have no obligation to provide contributions to the Fund for the period between such termination and the Effective Date.

3. Wage Reduction. Effective August 1, 2009, the Employer shall reduce by 15% employees’ gross wages or earnings paid per the NMFA (but before the Prior Plan), including the increases to wages described below in this Section 3 and the reduced wages in Section 10. (This includes the 10% reduction previously taken in Section 2 of the Prior Plan). Such wage reductions and/or reduced earnings shall include overtime and any premium pay, vacation, sick pay, holiday pay, funeral leave, jury duty, and other paid for time not worked. Wage and mileage rate increases outlined in Article 33 of the NMFA, effective April 1, 2010, April 1, 2011 and April 1, 2012 shall also be reduced by 15%.

4. Equal Sacrifice of Non-Bargaining Unit Employees and their Participation.

(a) All non-bargaining unit employees (including management) will participate equally in the Revised Plan, and the Employer will share the burden of sacrifices among all IBT bargaining unit and non-bargaining unit employees (including management), in each case, as described in this Section 4(a). The Employer must reduce the total compensation (defined as wages plus health and welfare and pension or retirement benefits) of all non-bargaining unit employees (including management) by the same percentage reduction (an “Equal Reduction”) in total compensation as is being applied to IBT bargaining unit employees. In determining the Equal Reduction for non-bargaining unit employees under this Plan, the Employer may include the monetary value of the following concessions imposed on non-bargaining unit employees beginning in 2008:

(i)	termination of retiree medical,

(ii)	suspension of the defined contribution pension plan,

(iii)	the suspension of Employer matching contributions to 401(k) accounts,

(iv)	freezing of the defined benefit pension plan,

(v)	increases in the cost of health care,

(vi)	the elimination or reduction of wage increases for 2009, and

(vii)	the suspension of normal performance incentive and equity awards.

On January 1, 2009, additional wage and benefit concessions were imposed on non-bargaining unit employees to the extent needed to create an Equal Reduction under the Prior Plan. As of the Effective Date, each Employer will make permanent the wage reductions originally in the Prior Plan. During the Non-Permanent Pension Contribution Termination Period, the Employer will be prohibited from making any contributions to Employer provided retirement or pension plans, 401(k) accounts or other retirement vehicles including any defined contribution or defined benefit plans for non–bargaining unit employees (including management). The Employer agrees not to increase wages (including bonuses) and benefits of current non-bargaining unit employees (including management) as an overall percentage beyond the effective overall total compensation percentage increases to be received by the bargaining unit employees. This shall not prevent the Employer from paying variable, performance based compensation as the Employer has paid in past practice. This shall also not prevent the Employer from providing targeted increases to individual employees if necessary, in Employer’s judgment, to operate the business so long as the overall total compensation increases are within the effective overall total compensation percentage increases to be received by the bargaining unit employees. If it becomes necessary to exceed this overall percentage increase limit to retain employees for the efficient continued operation of the business, the Employer would request approval from the Subcommittee. The Employer will be permitted to re-instate merit increases in 2010; provided that the Employer’s financial condition can support any increase to base wages.

(b) All remaining non-Teamsters represented employees of USF Reddaway, USF Glen Moore, Reimer and YRC Logistics shall share equal sacrifice in total compensation as those employees covered by non-NMFA collective bargaining agreements. To that end, it is agreed that immediately upon the Teamster-represented employees of the respective business unit voting to accept a wage reduction or pension and 401(k) contribution suspensions necessary to achieve such equal sacrifice, the equivalent equal sacrifice reductions shall be imposed on non-Teamster represented employees of that same operating company. The Employer and TNFINC shall cooperate in achieving the equal sacrifice among Canadian employees of Reimer, and recognize such efforts must be in compliance with applicable Canadian federal and provincial law.

(c) The Employer and TNFINC agree to use their reasonable best efforts to achieve equal sacrifice in the total compensation of employees covered by non-Teamster and non-NMFA collective bargaining agreements.

5. Effective Dates; Relation to Collective Bargaining Agreement. This Revised Plan will be mandatory for all employees, since job security is the number one asset the Employer, the Union and the employees all hope to share equally. This Revised Plan will be submitted for secret ballot vote of all bargaining unit employees, and shall be put into effect if 50% plus one of the bargaining unit employees voting, vote to adopt the Revised Plan. The Revised Plan will be effective on the first day of the first payroll period commencing after the date of ratification of the Revised Plan (the “Effective Date”). This Revised Plan terminates on March 31, 2013. This Revised Plan is incorporated by reference into and shall be a part of the NMFA.

6. Health & Welfare and Pension Contributions.

(a) The increase in Employer contributions to health, welfare and pension that the NMFA requires (i) on August 1, 2009 shall be reduced to $0.20 per hour; (ii) on August 1, 2010 shall be reduced to $0.40 per hour; (iii) on August 1, 2011 shall remain $1.00 per hour; and (iv) on August 1, 2012 shall remain $1.00 per hour. The contractual provision in the NMFA supplemental agreements authorizing the Supplemental Negotiating Committee to determine the allocation of the health, welfare and pension contribution increases shall be suspended during the Non-Permanent Pension Contribution Termination Period. The contribution increases made during the Non-Permanent Pension Contribution Termination Period shall be made only to health and welfare funds.

(b) At the end of the Non-Permanent Pension Contribution Termination Period, the Employer will commence contributing the total contribution for health, welfare and pension the NMFA (as modified by this Revised Plan) requires. At the end of the Non-Permanent Pension Contribution Termination Period, as required by the applicable NMFA supplemental agreements, the Supplemental Negotiating Committee will determine the allocation of the contribution rate increase between the health and welfare and pension funds, as approved by the applicable Fund.

7. Extension of Recall for Laid off Teamsters. The NMFA is amended to increase the recall rights of laid off bargaining unit employees from five (5) years to ten (10) years. Accordingly, Article 5, Section 1(b) of the NMFA is amended to read: “Seniority shall be broken only by discharge, voluntary quit, retirement, or more than ten (10) –year layoff.”

8. Dispute Settlement. Disputes pertaining to this Revised Plan are subject to the grievance procedure contained in the NMFA. However, any grievance filed hereunder, by either party, shall be referred initially to the Subcommittee for disposition. If the Subcommittee fails to reach agreement, the matter will be referred to the Chairman of TNFINC and the President of the Employer in accordance with Article 8, Section 2(b)(2) of the NMFA. If the Chairman of TNFINC and the President of the Employer are unable to resolve the matter, the 30 additional days provided in Article 8, Section 2(b)(2) of the NMFA shall be considered as exhausted and the remaining provisions of Article 8, Section 2 shall govern.

9. Participation. An employee begins or continues participation in this Revised Plan on the Effective Date of Revised Plan or the first day of the pay period following his/her first day of regular and/or probationary employment.

10. New Hire.

(a) Non-CDL Qualified Employees

Non-CDL qualified employees (excluding mechanics) hired after the Effective Date begin participation in the Revised Plan on their first day of employment at the following wage progression:

Time of Service	Maximum Wage Reduction from New Hire Rate Prior to Reduction in Section 3 Above

Effective First Day of Employment	Receive 70% of NMF A Wages
Effective First Day plus One (1) Year	Receive 75% of NMF A Wages
Effective First Day plus Two (2) Years	Receive 80% of NMFA Wages
Effective First Day plus Three (3) Years	Receive 100% of NMFA Wages

“NMFA Wages” means 100% of the full NMFA rate for the applicable job classification after the agreed upon wage reduction.

(b) CDL Qualified or Mechanics

CDL qualified employees and mechanics hired after the Effective Date begin participation in the Revised Plan on their first day of employment at the following wage progression:

Time of Service	Maximum Wage Reduction from New Hire Rate Prior to Reduction in Section 3 Above

Effective First Day of Employment	Receive 85% of NMFA Wages
Effective First Day plus One (1) Year	Receive 90% of NMFA Wages
Effective First Day plus Two (2) Years	Receive 95% of NMFA Wages
Effective First Day plus Three (3) Years	Receive 100% of NMFA Wages

“NMFA Wages” means 100% of the full NMFA rate for the applicable job classification after the agreed upon wage reduction.

11. Employee Stock Option Plan. Upon the Effective Date, a stock option plan (the “New Stock Option Plan”) shall be established to provide eligible employees with options to purchase the common stock of Employer’s parent company, YRC Worldwide Inc. (“YRCW”) equal to 20% of YRCW’s outstanding shares on a fully diluted basis as if all outstanding stock option were exercised as of the Effective Date. The stock option plan shall have substantially similar terms to the Union Employee Option Plan dated February 12, 2009 (the “Prior Option Plan”) and shall be in addition to the Prior Option Plan. Any such options shall not be issued until any applicable vote of YRCW’s shareholders to approve the stock option plan is obtained. If such vote is not obtained within one year, a stock appreciation rights plan shall be established with substantially similar terms as the Union Employee Stock Appreciation Rights Plan dated February 12, 2009, which would be in addition to the Prior Option Plan but in lieu of the New Stock Option Plan.

12. Access to Employer Financial Records. The Employer shall submit an annual financial statement in the format of the BTS report to the Subcommittee, and TNFINC reserves the right on an annual basis to examine records of the Employer reasonably required to monitor Employer compliance with this Revised Plan or utilize an independent auditor of its choice to do the same. Notwithstanding any request to the contrary, given applicable privacy laws and policies and for the protection of its bargaining and non-bargaining unit employees alike, the Employer will not share employee specific compensation information with the Subcommittee, TNFINC, the Union or any auditor other than the compensation information that Employer is required to publicly provide pursuant to Securities and Exchange Commission regulation. As a condition of being provided such statements, books and audit, TNFINC and the Subcommittee (and any accountant or auditor engaged on its behalf) must agree to maintain the confidentiality of any Employer financial statements and reports for the protection of the Employer, and to execute a reasonable confidentiality agreement if the Employer requests in such form as the Employer may reasonably require. Additionally, the Employer shall provide to TNFINC and any advisor designated by TNFINC, subject to a reasonable confidentiality agreement that the Employers require, all information required under Sections 5.01(a)-(j), (l) of the Credit Agreement dated August 17, 2007 among YRC Worldwide Inc., JP Morgan Chase, National Association as administrative agent, the lenders that are a party thereto, and the additional borrowers that are a party thereto, as amended and modified from time to time within the delivery timeframes required under such agreement until the expiration of the NMFA.

13. Subcommittee to Monitor and Maintain Compliance. For purposes of monitoring and maintaining compliance with the terms of this Revised Plan (and for prior periods, the Prior Plan), the parties will continue the four person Subcommittee that the Prior Plan established consisting of the Chairman of TNFINC or his designee, the Co-Chairman of TNFINC or his designee, the Employer’s President or his designee and another officer of Employer or his designee. The Subcommittee shall meet quarterly or more frequently if necessary, to exchange and discuss pertinent data, including relevant payroll and related information, the reinvestment of capital into the Employer and any and all subjects related to the financial operations of the Employer. The Subcommittee’s decision regarding the interpretation of this Revised Plan (and for prior periods, the Prior Plan) shall be final and binding. The Subcommittee may retain financial consultants to assist them in performing their obligations under their Agreement.

14. Work Preservation.

(a) The Employers agree not to establish or buy any new non-union regular route common carrier entity without the prior approval of the Union. The Employer agrees that it will not use any of the savings and other economic benefits derived from this Revised Plan or the Prior Plan to provide capital to its parent for the purposes of significantly expanding the domestic and Canadian operations of YRC Logistics or any operations of the Employer that are not located in the U.S. or Canada. This Section 14 does not apply to the maintenance of existing operations or any existing contractual commitments.

(b) In recognition of allegations that the Employers have diverted work to YRC Logistics, the parties agree the Subcommittee (described in Section 13) shall review such allegations, address violations, and, where cost effective and permitted by the customer, transfer work from YRC Logistics to the Employers. Any disputes regarding YRC Logistics shall be referred to the Subcommittee established in Section 13 for resolution. In addition, YRC Logistics will not perform or use subcontractors to provide city-to-city LTL carrier services.

(c) The Employer agrees that it will not transfer payroll or other bargaining unit work to India or any other country and will return any payroll work performed by the bargaining unit beginning upon ratification and shall be concluded within four (4) months thereafter. The Subcommittee will review the Employers’ compliance with this Section 14(c) during the first quarter of 2010.

15. Termination. If this Revised Plan is not ratified by those employees of Employers that are covered by the NMFA by August 1, 2009, or if Funds representing 90% of the Employers’ collective monthly contributions to the Funds do not enter into a Non-Permanent Pension Contribution Termination Period arrangement with the Employers as described in Section 2(a) by August 1, 2009, each Employer may terminate this Plan and any unvested stock options (or stock appreciation rights) in Section 11 shall be cancelled and forfeited. Each Employer agrees not to terminate the Revised Plan before August 1, 2009 without approval of the Union. However, if prior to August 1, 2009, the Revised Plan is terminated with approval of the Union, wage levels will revert or snap back to the NMFA as modified by the Prior Plan on a prospective basis, any unvested stock options (or stock appreciation rights) pursuant to Section 11 shall be cancelled and forfeited and all other provisions of this Plan shall be null and void on a prospective basis, including Section 3.

16. Bankruptcy Protection. The purpose of this Revised Plan is to make a financial accommodation for the benefit of the Employer, within the meaning of section 365(e)(2) of the Bankruptcy Code. Accordingly, if the Employer files a Chapter 7 or 11 bankruptcy petition or is placed in an involuntary bankruptcy proceeding, this Revised Plan is automatically terminated and wages reverted to full NMFA on a prospective basis, unless the Union agrees in writing to continue the Plan, any unvested stock options (or stock appreciation rights) pursuant to Section 11 shall be cancelled and forfeited and all other provisions of this Revised Plan shall be null and void on a prospective basis, including Section 3.

17. Type of Agreement. This Revised Plan shall be applicable to the NMFA and its supplements that have been agreed to by the Employer and TNFINC.

18. Card Check and Neutrality. As to any non-union common carrier freight entity that the Employer, its parent or holding company or subsidiaries of the Employer buys, establishes or maintains, the parties to this Revised Plan agree that, as soon as a Teamster Local Union shows the entity authorization cards signed by the majority of employees in the bargaining unit, the Local Union will be recognized as the exclusive bargaining representative for those employees. The Employer or its affiliated companies will remain neutral if the Local Union seeks to represent unrepresented employees for this new entity. Neutrality means that the new entity will not make statements or take other actions opposing or advocating unionization. The new entity shall not demean the Union as an organization or its representatives as individuals. The new entity will inform all managerial employees and supervisors of their obligation under this neutrality agreement and will take prompt action to correct any violation of this Section 18. Disputes regarding the application of this Section 18 shall be resolved on an expedited basis by the Subcommittee.

19. Leave of Absence. During the Non-Permanent Pension Contribution Termination Period, bargaining unit employees who are participating in this Revised Plan will be permitted to take a leave of absence without pay.

20. Representations/Warranties. The effectiveness of the Revised Plan shall be conditioned upon the delivery from each of the chief executive officer and chief financial officer of YRCW of a compliance certificate to TNFINC on the Effective Date containing the following:

To my knowledge, based on due and reasonable inquiry, including a detailed review of the financial condition of YRC Worldwide Inc., after giving effect to this Revised Plan, on the date of this certificate, there exists no event or condition which constitutes an default (as defined in the Credit Agreement dated August 17, 2007, as amended, among YRC Worldwide Inc., JP Morgan Chase, National Association, as administrative agent, the lenders a party thereto, the additional borrows a party thereto) or which upon notice, lapse of time or both would, unless cured or waived, become or lead to such a default. The foregoing representation is based solely upon the facts on the date this certificate is made.

The parties agree that there shall be no cause of action against the officers who give this certificate or YRCW for punitive or consequential damages as a result of the inaccuracy of the representation in such certificate, except in the case of intentional fraud, willful misconduct or gross negligence.

21. Current Ownership. If a Change of Control of Employer (as defined below) occurs other than through a confirmation of a plan of reorganization in a Chapter 11 proceeding, this Revised Plan is automatically terminated and wages reverted to full NMFA on a prospective basis unless the Union agrees in writing to continue the Revised Plan, any unvested stock options (or stock appreciation rights) pursuant to Section 11 shall be cancelled and forfeited and all other provisions of this Revised Plan shall be null and void on a prospective basis, including Section 3. For the purposes of this Section 21, a “Change of Control,” shall be deemed to have taken place if a third person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, purchases or otherwise acquires shares of YRCW after the date of this Agreement that, together with stock held by such person or group, constitutes more than 50 percent of the total voting power of the stock of YRCW where the current directors of YRCW (or directors that they nominate or their nominees nominate) no longer continue to hold more than 50% of the voting power of the board of directors).

22. Severability. The invalidity or unenforceability of any provision of this Revised Plan shall not affect the validity or enforceability of any other provisions of this Revised Plan, which shall remain in full force and effect.

23. Ratification. For the purposes of ratification, YRC Inc. and USF Holland Inc. shall be treated as one voting unit, and New Penn Motor Express, Inc. shall be treated as a separate voting unit.

24. Relationship to Banking Facilities. YRCW has entered into a Credit Agreement dated August 17, 2007 (as amended, the “Credit Agreement”), with JP Morgan Chase, National Association, as administrative agent, certain other YRCW subsidiaries, including the Employers, and the other lenders and parties to that agreement. The continued effectiveness of this Revised Plan is entirely dependent upon YRCW entering into an effective amendment to the Credit Agreement that is satisfactory to TNINC.

25. Relationship to YRCW Bonds. The effectiveness of this Revised Plan is subject to YRCW refinancing or repurchasing or otherwise extinguishing a material portion of its obligations to holders of YRCW’s outstanding 5.0% contingent convertible senior notes due 2023 and 5.0% contingent convertible net share settled senior notes due 2023 on or before July 1, 2010 and USF’s 8 1/2% Guaranteed Notes due 2010 on or before March 1, 2010 (or, in each case, such later date as the Subcommittee may determine). However, if the required refinancing, repurchasing or extinguishment does not occur and if the Subcommittee does not waive compliance with the condition in this Section 25, then this Revised Plan is terminated, compensation levels will revert to the full NMFA on a prospective basis, any unvested stock options (or stock appreciation rights) issued pursuant to Section 11 shall be cancelled and forfeited and all other provisions of this Revised Plan shall be null and void on a prospective basis, including Section 4.

26. References. As used in this Revised Plan, unless the context expressly requires the contrary, references to “Sections” means the sections and subsections of this Revised Plan; references to a “party” mean an Employer or the Union; references to the plural mean the singular, and vice versa; references to the masculine include the feminine and neutral, and vice versa; and references to an “Exhibit” mean an exhibit to this Revised Plan, which shall become an integral part of this Revised Plan.

27. Designated Officer. Within 30 days of ratification of this Revised Plan and subject to the approval of the Board of Directors of YRCW (the “Board”), the Employers must exercise best commercial efforts to cause to appoint, subject to the approval of TNFINC and YRCW’s bank group, in each case, which approval shall not be unreasonably withheld, a officer with authority to coordinate and oversee YRCW’s turnaround (a “Designated Officer”) who reports only to the YRCW Chief Executive Officer. Subject to the approval of the Board, the Designated Officer will have the authority to make changes in the operations of YRCW and its subsidiaries, including personnel and financial decisions.

28. Appointment of Additional Director. Subject to the approval of the Board, the Employers shall cause YRCW’s Board of Directors (the “Board”) to take action prior to the Effective Date to cause the number of directors comprising the full Board immediately following the Effective Date to be increased by one person, and cause a person that TNFINC selects and the Board approves (such approval not to be unreasonably withheld) to be appointed as a Board member to hold office from the period commencing one business day after the Effective Time until the shareholders re-elect the person as a director or until his or her successor is duly elected or appointed and qualified, in each case, in the manner provided in the certificate of incorporation and bylaws of YRCW or as applicable law otherwise provides. During the Non-Permanent Pension Suspension Termination Period, if the person who TNFINC selects resigns, is not elected by the shareholders or is otherwise no longer serving as a director, TNFINC may select a replacement director, subject to the approval of the Board (which approval shall not be unreasonably withheld), and the Board shall appoint the selected person as a director to hold office until the shareholders re-elect the person as a director or until his or her successor is duly elected or appointed and qualified, in each case, in the manner provided in the certificate of incorporation and bylaws of YRCW or as applicable law otherwise provides. YRCW shall provide the same payments to, and expenses incurred by, the TNFINC selected director as provided to other members of the Board, and such TNFINC selected director shall be subject to those policies and procedures as applicable to the other members of the Board or as may be established by the Board from time to time.

29 Impact on Prior Plan. This Revised Plan shall amend and restate the provisions of the November 25, 2008 Memorandum of Understanding (“Prior Plan”) in its entirety on a prospective basis. If there are any inconsistency between this Revised Plan and the NMFA, this Revised Plan shall govern.

In Witness of the foregoing Revised Plan, the parties hereby acknowledge the Revised Plan as a tentative agreement pending Employer and YRCW board approval and two-man/membership ratification:

YRC Inc., USF Holland, Inc., and New Penn Motor Express, Inc.:

By:

Date:	July 9, 2009

Teamsters National Freight Industry Negotiating Committee:

By:

Date:	July 9, 2009